Exhibit 10.43

Placement Agent Agreement

Alien Technology Corporation & Advanced Equities, Inc.

Alien Technology Corporation, a Delaware corporation (the “Company”), hereby engages Advanced Equities, Inc., an Illinois corporation (“PA”), to assist the Company in obtaining financing through a private placement, between the date of this Agreement and February 28, 2005, of the Company’s Series G Preferred Stock described in the attached Exhibit B (the “Financing”) as follows:

1. Services.

(a) PA shall offer participation in the Financing to potential investors which PA reasonably believes are “accredited investors” as defined by Regulation D. Any potential investor in the Financing first introduced by PA to Company will be set forth on Exhibit A-1 (each, a “Qualified Investor”); provided, however, Qualified Investors shall not include persons that are stockholders of the Company on the date of this Agreement or those entities set forth on Exhibit A-2.

(b) PA acknowledges that (i) the Company is free to contact potential investors directly and engage other agents on its behalf, (ii) the Company may determine, in its sole discretion, whether to accept an offered investment by a Qualified Investor and (iii) the Company is not obligated to compensate PA for investments offered to the Company that the Company does not accept. However, the Company is obligated to accept investments in the Financing in the aggregate amount up to $9 million from Qualified Investors that (x) have completed the suitability questionnaire in a form similar to Exhibit C and (y) the Company determines, in its reasonable discretion based on such suitability questionnaires, are accredited investors.

2. Compensation.

(a) Cash Compensation. The Company shall pay PA, as partial compensation for the services provided by PA hereunder, a cash fee (the “Cash Fee”) equal to 5% of the excess of: (i) all funds invested, on or before February 28, 2005, by Qualified Investors in the Financing over (ii) $999,999.

(b) Warrant Compensation. The Company shall issue PA, as the remainder of the compensation for the services provided by PA hereunder, a warrant (the “Warrant Fee” and with the Cash Fee, collectively, the “Fee”) in the form of the Warrant Agreement attached as Exhibit D. The Warrant Agreement will be exercisable for that number of shares of Series G Preferred Stock equal to the product of: (i) the excess of the number of shares of Series G Preferred Stock sold in the Financing to Qualified Investors over 333,333, and (ii) (u) 0.05 for shares sold on or before January 15, 2005, (v) 0.04 for shares sold after January 15, 2005 but on or before January 22, 2005, (w) 0.03 for shares sold after January 22, 2005 but on or before January 29, 2005, (x) 0.02 for shares sold after January 29, 2005 but on or before February 5, 2005, (y) 0.01 for shares sold after February 5, 2005 but on or before February 12, 2005 and (z) 0.00 for shares sold after February 12, 2005. In order for shares to be considered sold under this Section 2(b) by a certain date, the Company or its designated agent must have accepted possession of the applicable investment funds by that date. In the event Company accepts investments (including (i) the applicable funds from each investor; (ii) signature pages to all the financing agreements and any amendments from each investor; and (iii) suitability questionnaire for each investor that provide each such investor’s principal place of business and accredited status) in the Financing pursuant to Section 1(b) from Qualified Investors who have committed subscriptions in the aggregate amount of $5 million or more by January 15, 2005, January 22, January 29, February 5 or February 12, 2005, as the case may be, but the Company elects to close on such investments after January 15, 2005, January 22, January 29, February 5 or February 12, 2005, respectively, PA will nevertheless be entitled to receive the warrant coverage set forth in the preceding sentence for the prior period on such portion of such investment amount if and when the Company closes on such investment.

3. Term.

(a) Term. Unless and until terminated as set forth herein, this Agreement will continue in full force and effect for an initial term expiring at the earlier of: (i) the final closing of the Financing; or (ii) February 28, 2005; provided, however, Sections 6, 7 and 8 shall survive the termination of this Agreement.

(b) Renewal. Upon expiration of this Agreement pursuant to Section 3(a)(ii), the Company may renew this Agreement on a month-to-month basis by notice to PA at least 30 days prior to such expiration.

(c) Termination. (i) The Company may terminate this Agreement immediately and without notice in the event of breach by PA of this Agreement, and (ii) either party may terminate this Agreement upon 30 days’ prior written notice to the other party for any reason other than breach by PA of this Agreement. In the event the Company terminates this Agreement pursuant to Section 3(c)(i), PA will not be entitled to any unpaid Fee and the Company will be entitled to all other remedies available under applicable law. In the event the Company terminates this Agreement pursuant to Section 3(c)(ii), PA will be entitled to the Fee with respect to approved Qualified Investors if the Financing closes on or before February 28, 2005.

4. Performance. In connection with the performance of its duties under this Agreement, PA agrees as follows:

(a) PA shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which PA proposes to carry on the business contemplated by this Agreement. PA shall not take any action or omit to take any action that would cause the Company to violate any law or any applicable exemption from registration under the Securities Act or the Securities Exchange Act.

(b) PA shall consecutively number each copy of the Company’s Confidential Private Placement Memorandum, as may be supplemented from time to time (the “Memorandum”), provided to it by the Company and shall not distribute copies of any single numbered Memorandum to more than one potential investor. For each numbered Memorandum, PA shall keep a record of when and to whom such Memorandum is given. If PA delivers the Memorandum via electronic mail, PA shall send the Memorandum in the form of an Adobe Portable Document Format, cause the cover message to contain a legend stating that neither the message nor any of its contents or attachments may be forwarded, copied or disseminated to anyone other than the recipient’s attorney or a similar advisor bound by confidentiality, and maintain a copy of the cover message.

(c) PA shall provide the Company with a copy of each such record upon request by the Company’s counsel for compliance with applicable law or in response to judicial or administrative process.

(d) PA shall not make any untrue statement of a material fact or omit to state any fact necessary to make any statement made not misleading. PA shall provide information regarding the Company only as contained in the Memorandum.

(e) PA shall not engage in any form of general solicitation or general advertising. For example PA shall not mention the Company in any public medium without the written permission of the Company.

(f) Before mentioning or sending any material related to the Company to any potential investor, PA shall, on the basis of PA’s prior relationship with the potential offeree, reasonably believe that the potential offeree is: (x) an “accredited investor” and (y) so sophisticated and knowledgeable in business and financial matters that the potential offeree is capable of evaluating the merits and risks of an investment in the Company.

(g) PA shall cause its employees and affiliates to comply with all of the foregoing provisions of this Section 4.

5. Representations and Warranties.

(a) PA represents and warrants that PA has and will maintain during this Agreement all licenses, registrations, permits and other authorizations required for PA to perform the activities and receive the compensation contemplated by this Agreement in each jurisdiction in which PA proposes to engage in such activities. In particular, but without limiting the generality of the foregoing, PA is and will be duly licensed or registered as a broker dealer or registered representative of a broker dealer under the Exchange Act and under the laws of each jurisdiction requiring such licensing or registration.

(b) The Company represents and warrants that the Memorandum, as amended or supplemented by any other written materials delivered to a Qualified Investor before the Company accepts that Qualified Investor’s investment, contains and will contain no misrepresentation of a material fact, and does not and will not omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, provided that PA has promptly transmitted to any Qualified Investor whose proposed investment the Company has not yet accepted a copy of any such amendment or supplement to the Memorandum.

6. Indemnification.

(a) The Company agrees to indemnify and hold harmless PA, its officers, directors, employees, legal counsel and its affiliates (each, a “PA Indemnified Party”) against any and all losses, claims, damages, liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a PA Indemnified Party) caused by or arising out of (i) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by the Company, its officers or representatives to PA, or the omission or the alleged omission to state to PA a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by PA), or (ii) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in any document furnished to the Qualified Investors, or the omission or the alleged omission to state in the documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the documents furnished to the Qualified Investors. The Company agrees to reimburse the PA Indemnified Party for any reasonable expense (including reasonably fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the PA Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the PA Indemnified Party or any obligation hereunder. The Company’s obligations under this Section 6(a) shall be limited to the net amount of funds received from investors on which the Company paid a fee to PA.

(b) PA agrees to indemnify and hold harmless the Company, its officers, directors, employees, legal counsel and its affiliates (each, a “Company Indemnified Party”) against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Company Indemnified Party) caused by or arising out of (i) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by PA to the Qualified Investors, or the omission or the alleged omission to state to the Qualified Investors a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to PA by the Company), (ii) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in any document furnished to the Qualified Investors, or the omission or the alleged omission to state in the documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by PA for use in the documents furnished to the Qualified Investors, (iii) any breach or alleged breach of any representation, warranty or covenant made by PA in this Agreement, or (iv) PA’s bad faith, gross negligence or willful misconduct in performing the services described herein. PA agrees to reimburse the Company Indemnified Party for any reasonable expense (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Company Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Company Indemnified Party of any obligation hereunder. PA’s obligations under this Section 6(b) shall be limited to the amount of the Fee paid to it by the Company.

(c) This Section 6 will survive expiration or termination of this Agreement.

7. Confidentiality. PA will maintain in confidence and will not use for its own benefit or other than for the performance of its obligations under this Agreement: any inventions, confidential know-how, trade secrets and other non-public information and data disclosed to it by the Company, and it will not divulge the same to any other persons until such time as the information becomes a matter of public knowledge. This Section 7 will survive expiration or termination of this Agreement.

8. Purchase and Sale of Secondary Interests of the Company. Commencing February 26, 2005 and continuing through the earlier of (i) December 31, 2006 or (ii) closing of the sale of the Company’s Common Stock pursuant to a registration statement filed by the Company under the Securities Act, in connection with the first underwritten offering of the Company’s securities to the general public, neither PA nor its officers, directors, employees or affiliates will engage in brokering or dealing (or participate in any discussions regarding the brokering or dealing, other than discussions with the Company) of secondary interests of the Company, or otherwise purchase secondary interests of the Company, from any individual, entity or group. This Section 8 will survive expiration or termination of this Agreement.

9. Expenses. The Company shall, promptly following the final closing of the Financing, pay PA (i) its actual legal fees and expenses (up to a maximum of $25,000) incurred in connection with fulfilling its obligations under this Agreement; and (ii) its other reasonable out-of-pocket expenses (up to a maximum of $10,000) incurred in connection with fulfilling its obligations under this Agreement; provided, however, that the Company shall have no such obligation to pay PA until PA provides the Company reasonably detailed invoices that set forth the fees and expenses in (i) and (ii). PA will not be reimbursed for any other expenses it incurs in connection with fulfilling its obligations under this Agreement.

10. Independent Contractor. PA will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute PA the agent, employee or representative of the Company. Neither PA nor any agent acting on behalf of PA will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

11. General.

(a) Arbitration. Except as otherwise provided by law, the parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the commercial dispute resolution rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(b) Covenant against Assignment. This Agreement is personal to the parties hereto, and accordingly neither the Agreement nor any right hereunder or interest herein may be assigned or transferred or charged or otherwise dealt with by either party without the express written consent of the other. Notwithstanding the foregoing, however, the Company will be entitled to assign this Agreement and the Company’s rights hereunder to a successor to all or substantially all of its assets, whether by sale, merger or otherwise.

(c) Entire Agreement; Amendment. This Agreement and the attached exhibits constitute the entire contract between the parties with respect to the subject matter hereof and supersede any prior agreements between the parties. Notwithstanding the forgoing, Company and PA agree that nothing in this Agreement effects the rights or obligations of the parties with respect to their Placement Agent Agreement dated July 25, 2003 (“PA Agreement”) relating to the sale of certain shares of Company’s Series F Preferred Stock, including without limitation PA’s rights under the terms of such PA Agreement to participate in Company’s underwriting syndicate as the seller of up to 7% of the shares of Company in its initial public offering. This Agreement may not be amended, nor any obligation hereunder waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(d) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(e) Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

(f) Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or PA pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

The parties have executed this Placement Agent Agreement as of March 24, 2005.

ALIEN TECHNOLOGY CORPORATION

/s/ Ronald Shelton
Signature of Authorized Signatory

Ronald Shelton, CFO
Name and Title of Authorized Signatory

PLACEMENT AGENT

Advanced Equities, Inc.
Name of PA

/s/ Dwight O. Badger
Signature of Authorized Signatory

Dwight O. Badger, CEO
Name and Title of Authorized Signatory